UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2017

Tyme Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38169	45-3864597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Wall Street – 12th Floor

New York, New York 10005

(Address of principal executive offices, including zip code)

(646) 205-1603

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Comment – Use of Terminology

Throughout this Current Report on Form 8-K, the terms “Tyme,” “we” and “our” refer to Tyme Technologies, Inc., a Delaware corporation.

Item 1.01 Entry to a Material Definitive Agreement.

On November 22, 2017, our Board of Directors (the “Board”) authorized, at the request of Ben R. Taylor, Tyme’s President and Chief Financial Officer, an alternative compensation arrangement for Mr. Taylor whereby the Board granted non-qualified stock options to purchase shares of our common stock in lieu of $213,000 in potential salary payable in the future to Mr. Taylor. Such options consist of the right to purchase 129,957 shares of Tyme common stock at an exercise price per share of $4.10 (the “Salary Options”). Tyme’s closing stock price on the grant date was $4.10. The Salary Options have a term of two years, and one–sixth of the shares underlying the Salary Options vest in six equal installments on each monthly anniversary of the date of grant, starting on December 22, 2017, subject to continued service with Tyme.

The Salary Options award was determined by the Board as follows. Subject to the terms of his employment agreement with Tyme, Mr. Taylor is currently entitled to a salary of $450,000 per annum, or the equivalent of $225,000 over a six-month period. Of any future amount potentially payable over a six-month period, or $225,000, $12,000 will be payable in cash and the remaining $213,000 will be foregone by Mr. Taylor and compensated for by Tyme through the Salary Options, which have a Black-Scholes derived value equal to $213,000, based on inputs as of November 22, 2017 (collectively, the “Tyme Black-Scholes Option Valuation”). Tyme and Mr. Taylor have agreed to an amendment to the letter agreement with Mr. Taylor regarding his employment memorializing the foregoing.

Mr. Taylor also received on November 22, 2017, additional options unrelated to the Salary Options that were scheduled to be awarded, which entitle Mr. Taylor to purchase shares of common stock as follows:

Options	Exercise Price	Vesting Schedule
50,000	$4.10	Two equal installments on (1) the date of grant and (2) the one-year anniversary of the date of grant

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e). The information set forth in Item 1.01 of this Current Report on Form 8-K concerning Mr. Taylor’s option grants is incorporated by reference into, and presented herein in response to the requirements of, Item 5.02(e) of Form 8-K.

Item 8.01 Other Events.

On November 22, 2017, the Board approved for certain non-employee members of the Board the right to receive options to purchase shares of Tyme common stock in lieu of cash payable in respect of accrued unpaid cash fees payable to non-employee directors under Tyme’s director compensation program. Options with a two-year term were determined after considering unpaid director fees for Messrs. Carberry ($36,500) and Biehl ($36,500). A five-year option term was selected by Timothy Tyson and Paul Sturman in respect of $125,000 and $36,500, respectively, in accrued fees. These options are immediately exercisable and have a derived value on the grant date equal to the amount of foregone director fees and based upon the Black-Scholes Option Valuation model. Based on the foregoing values, such members of the Board received options to purchase shares of common stock as follows:

Non-Employee Director	Number of Options	Exercise Price
Timothy Tyson	50,958	$4.10
David Carberry	22,270	$4.10
Paul Sturman	14,880	$4.10
James Biehl	22,270	$4.10

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Tyme Technologies, Inc.

Dated: November 29, 2017	By:	/s/ Ben R. Taylor
Ben R. Taylor, President and Chief Financial Officer